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                                                               HECO Exhibit 12.2
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Hawaiian Electric Company, Inc. and subsidiaries
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(unaudited)

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Three months ended March 31                                                                    2002                2001
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(dollars in thousands)
Fixed charges
Total interest charges .........................................................              $11,087             $12,532
Interest component of rentals ..................................................                  142                 329
Pretax preferred stock dividend requirements of subsidiaries ...................                  358                 359
Preferred securities distributions of trust subsidiaries .......................                1,919               1,919
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Total fixed charges ............................................................              $13,506             $15,139
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Earnings
Income before preferred stock dividends of HECO ................................              $20,629             $21,695
Income taxes (see note below) ..................................................               12,869              13,576
Fixed charges, as shown ........................................................               13,506              15,139
AFUDC for borrowed funds .......................................................                 (355)               (676)
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Earnings available for fixed charges ...........................................              $46,649             $49,734
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Ratio of earnings to fixed charges .............................................                 3.45                3.29
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Note:
Income taxes is comprised of the following
   Income tax expense relating to operating income from regulated activities ...              $12,791             $13,604
   Income tax expense (benefit) relating to results from
       nonregulated activities .................................................                   78                 (28)
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                                                                                              $12,869             $13,576
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